Release:    Immediate    November 12, 2019

Canadian Pacific honours Canadian, U.S. military with special locomotives

CALGARY – Canadian Pacific (CP) unveiled five specially painted locomotives on Remembrance Day in Canada and Veterans Day in the U.S. honouring the culture and history of the armed forces. The five Electro-Motive Diesel SD70ACUs will take the message of military pride across the CP system.

“As a leading employer of veterans, CP is proud to commemorate military machines and the brave men and women who’ve operated them in conflicts around the world,” said CP President, CEO and veteran Keith Creel. “As these locomotives pass through communities across the CP system, I hope those who see them will reflect on the sacrifices made by so many of their countrymen to protect and defend their freedom.”

CP personnel carefully studied the paint colours and patterns that branches of the Canadian and U.S. militaries applied to tanks, planes and warships. Based on their research, they devised five liveries for these locomotives:

•	CP 7020 wears North Atlantic Treaty Organization green, which the Canadian and U.S. armies apply to fighting vehicles and equipment serving in temperate climates.

•	CP 7021 wears the sand colour that the Canadian and U.S. armies apply to fighting vehicles and equipment serving in arid climates.

•	CP 7022 wears the grey, red and black colour pattern of modern Canadian and American warships.

•	CP 7023 wears a two-tone gray paint scheme designed after the livery applied to Canadian and American fighter jets.

•	CP 6644 wears the camouflage colours applied to Royal Canadian Air Force “Spitfire” fighter planes flown at the Allied invasion of Normandy, France, on June 6, 1944.

Four of the five locomotives bear a Canadian flag on one side and American on the other. CP operates in both countries and employs veterans of both countries’ military services.

“We are proud to support our veterans and the invaluable skill and experience that they have gained serving their country,” said CP Senior Vice-President Engineering, Mechanical and Procurement Scott MacDonald, a veteran. “These locomotives are a symbol of our support. They will operate in regular service and further support our commitment as a proud employer of veterans in Canada and the United States.”

CP was recently awarded a Gold Top 10 Military Friendly® Employer designation by Viqtory Media. In October, CP joined Homes for Heroes and other stakeholders for the grand opening of the ATCO Veterans Village in Calgary, a community of tiny homes aimed at getting homeless veterans off the street. Through its Spin for a Veteran program, CP has helped raise more than $800,000 for the cause.
About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.

Contacts:
Media
Andy Cummings
612-554-0850
Andy_cummings@cpr.ca
24/7 media pager: alert_mediarelations@cpr.ca